Exhibit 23.2

                         CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
California Water Service Group:


We consent to incorporation by reference herein of our report dated January 30, 2002, with respect to the consolidated balance sheet of California Water Service Group and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of income, common stockholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2001, and the related schedule, which reports appear in or are incorporated by reference in the December 31, 2001 Annual Report on Form 10-K of California Water Service Group.

Our report dated January 30, 2002 states that the consolidated financial statements of California Water Service Group for the year ended December 31, 1999, have been restated to reflect the pooling-of-interests transaction with Dominguez Services Corporation and subsidiaries as described in Note 3 to the consolidated financial statements. Our report further states that we did not audit the consolidated financial statements of Dominguez Services Corporation and subsidiaries, which financial statements reflect total revenue constituting
12.1 percent of the related consolidated total as of December 31, 1999. Those financial statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for Dominguez Services Corporation and subsidiaries for the year ended December 31, 1999, is based solely on the report of the other auditors.

We consent to the reference to our firm under the heading "Experts" in the prospectus.


/s/KPMG LLP

Mountain View, California
March 7, 2003